Exhibit 10.1

Summary of Directors Ongoing Compensation

Subject to a temporary reduction, as more fully set forth below, as of September 30, 2009, our non-executive officer directors receive cash compensation as follows:

—	Annual compensation of $10,000;

—	Meeting participation fee of $750 per in-person meeting; and

—	For meeting participation by telephone, $350 per meeting.

If the compensation is paid in New Israeli Shekels (“NIS”), the exchange rate of the directors’ fees used to calculate the fees will be not less then $4.25 per NIS. In addition, we reimburse our non-executive officer directors for expenses incurred in connection with attending board meetings.

As of May 2009 there was a reduction of 25% of the directors’ cash compensation in effect for a period of one year. In exchange for the reduction the directors were granted restricted shares of the company’s common stock with an attributed value of $1.32 per share.

In the event that the Company receives non-dilutive amounts (excluding OCS grants, but including strategic deals), the seven non-executive directors will be entitled to share a bonus that equals 2.5% of such amount.